UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1943
Amendment No. 2

LINCOLN SNACKS COMPANY
Name of Issuer

___________COMMON____________
Title of Class of Securities

_______534744107______
CUSIP Number

heck the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.  NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		Gofen and Glossberg, Inc.
		Tax I.D. No. 36-3052539

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		[a]		[ ]
												[b]		[ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
		Illinois
                                       1

NUMBER OF 		5.	SOLE VOTING POWER
SHARES					6,000
BENEFICIALLY		6.	SHARED VOTING POWER
OWNED BY					None
EACH				7.	SOLE DISPOSITIVE POWER
REPORTING 				291,250
PEROSN 			8.	SHARED DISPOSITIVE POWER
WITH						15,250

9.  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
   		306,500

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	Row 9 includes 15,250 shares with respect to which the power of disposition
	is limited to the power to make recommendations regarding disposition.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		4.8%

12.  TYPE OF REPORTING PERSON*
		IA

Item 1[a]		Name of Issuer:				Lincoln Snacks Company

Item 1[b]		Address:						4 High Ridge Park
										Stanford, CT 06905

Item 2[a]		Name of Person Filing:			Gofen and Glossberg, Inc.

Item 2[b]		Address:						Gofen and Glossberg, Inc.
										455 Cityfront Plaza, Ste 3000
										Chicago, IL 60611

Item 2[c]		Citizenship:					Illinois

Item 2[d]		Title of Class of Securities: 	Common

Item 2[e]		CUSIP Number:					534744107

Item 3		If this statement is filed
			pursuant to Rules 13d-1(b),
			or 13d-2(b), check whether
               the person filing is a:	(e) 		Investment adviser registered
										under section 203 of the
										Investment Advisor Act of 1940

Item 4[a]		Amount Beneficially Owned:		306,500

Item 4[b]		Percent of Class				4.8%

Item 4[c]		Number of Shares as to which
			such person has:
				(i)   sole power to vote	     	6,000
				(ii)  shared power to vote:	 	None
				(iii) sole power to dispose:		291,250
				(iv)  shared power to dispose		15,250

Item 5		Ownership of Five Percent or Less
			of a Class:						YES

Item 6		Ownership of More than Five Percent
			on Behalf of Another Person			N/A

Item 7		Identification and Classification of
			the Subsidiary which Acquired the
			Security Being Reported on the
			Parent Holding Company:				N/A

Item 8 		Identification and Classification
			of Members of the Group:				N/A

Item 9		Notice of Dissolution of Group		N/A

Item 10		Certification:

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	Date: February 11, 1997

	Signature:  	William H. Gofen

	Name/Title:	William H. Gofen, President



   Represents 15,250 shares with respect to which the power of disposition is limited to the power to make recommendations regarding disposition; beneficial ownership of such shares is disclaimed pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

                                     3